Exhibit 99.1
OpenText Announces Voting Results for Election of Directors
Waterloo, ON -- September 14, 2020 -- Open Text Corporation (NASDAQ: OTEX, TSX: OTEX) confirmed today that each of the proposals submitted to a vote by shareholders at its Annual General and Special Meeting of Shareholders (the "Meeting") held virtually today was approved, including the election of the eleven nominee directors listed in its management proxy circular dated August 5, 2020. The detailed results of the vote for the election of directors at the Meeting are set out below. Shareholders holding 219,625,895 common shares representing 80.78% of the outstanding common shares were present or represented by proxy at the Meeting.
On a vote by ballot, each of the following nominees proposed by management was elected as a director of OpenText to serve until the next annual meeting of shareholders of OpenText or until their successors are duly elected or appointed:

	Votes For		Votes Withheld
P. Thomas Jenkins	205,692,087	95.04%	10,726,091	4.96%
Mark J. Barrenechea	209,255,032	96.69%	7,163,146	3.31%
Randy Fowlie	205,554,375	94.98%	10,863,803	5.02%
David Fraser	214,393,690	99.06%	2,024,488	0.94%
Gail E. Hamilton	204,947,622	94.70%	11,470,556	5.30%
Robert Hau	215,714,931	99.68%	703,247	0.32%
Stephen J. Sadler	208,385,923	96.29%	8,032,255	3.71%
Harmit Singh	215,707,800	99.67%	710,378	0.33%
Michael Slaunwhite	200,537,240	92.66%	15,880,938	7.34%
Katharine B. Stevenson	214,712,848	99.21%	1,705,330	0.79%
Deborah Weinstein	208,328,017	96.26%	8,090,161	3.74%
The results of other matters considered at the Meeting are reported in the Report of Voting Results as filed on SEDAR (https://www.sedar.com) and Open Text's Form 8-K filed on EDGAR (https://www.sec.gov/edgar.shtml), each of which filed on September 14, 2020.
About OpenText
OpenText, The Information Company™, enables organizations to gain insight through market leading information management solutions, on premises or in the cloud. For more information about OpenText (NASDAQ:OTEX, TSX:OTEX) visit opentext.com.

Copyright ©2020 Open Text. OpenText is a trademark or registered trademark of Open Text. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of Open Text. All rights reserved.
For more information, please contact
Harry E. Blount
Senior Vice President, Global Head of Investor Relations
Open Text Corporation
415-963-0825
investors@opentext.com